Exhibit 99.1

            McMoRan EXPLORATION CO. COMPLETES SALE OF
           $35 MILLION 5% CONVERTIBLE PREFERRED STOCK

NEW ORLEANS, LA, June 21, 2002 - McMoRan Exploration Co. (NYSE:
MMR) announced today that it has completed a $35 million public offering of 1.4 million shares of 5% convertible preferred stock. The net proceeds of approximately $33.5 million from the offering, after expenses, will be used to repay all outstanding bank debt and for working capital requirements and other corporate purposes.

     James R. Moffett, Co-Chairman of McMoRan said, "Completion of this financing, together with the previously announced sale of our sulphur business, positions McMoRan as a debt-free company focused on oil and gas exploration opportunities on our rights to 500,000 gross acres on the shelf of the Gulf of Mexico. Our recently announced exploration program with El Paso provides immediate funding for four high-potential shallow-water, deep-gas exploration prospects while McMoRan retains a significant reversionary interest in discoveries on these prospects.
Drilling of two of these prospects, Hornung at Eugene Island Block 108 and JB Mountain at South Marsh Island Block 223, is currently in progress."

     As previously announced, the 5% convertible preferred stock provides for a quarterly cash dividend of $0.3125 per share ($1.25 per share annually). Each $25 share is convertible at the option of the holder into 5.1975 shares of common stock, equivalent to $4.81 per share of common stock, reflecting a 20 percent premium over MMR's closing price on June 17, 2002. The company may not call the preferred stock for redemption before June 30, 2007 and the shares have a mandatory redemption date of June 30, 2012.

     Hibernia Southcoast Capital was the underwriter for the offering.

      McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area. Additional information about McMoRan is available on our web site mcmoran.com.